Exhibit 99.1


                      McDermott Reports First Quarter 2005
         Results; Net Income of $22.4 Million, $0.32 Per Diluted Share,
      Includes B&W Settlement Revaluation Income of $0.6 Million after Tax



    NEW ORLEANS--(BUSINESS WIRE)--May 9, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $22.4 million, or $0.32 per diluted share, for the 2005 first quarter, compared to a net loss of $10.9 million, or $0.17 per diluted share, for the corresponding period in 2004. Weighted average common shares outstanding on a fully diluted basis were approximately 70.8 million and 65.3 million for March 31, 2005 and March 31, 2004, respectively.
    Revenues in the first quarter of 2005 were $439.1 million, compared to $499.3 million in the corresponding period in 2004. Operating income was $40.7 million in the 2005 first quarter, compared to an operating loss of $2.1 million in the 2004 first quarter. Included in the first quarter 2005 operating income was approximately $2.5 million of corporate qualified pension expense, compared to $15.3 million in the first quarter 2004. The year-over-year reduction in corporate qualified pension expense reflects the previously announced spin-off of The Babcock & Wilcox Company's ("B&W") pension plan and related expense which was completed on January 31, 2005. In addition, beginning January 1, 2005, McDermott now allocates to its Government Operations segment the related pension expense of that segment.
    "The Company has started the year off right by delivering strong first quarter results," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "McDermott has now produced net income for four consecutive quarters and, as a result of this performance, our liquidity continued to strengthen. Both of our consolidated operating segments continued to deliver solid results in the quarter, but as McDermott, and particularly J. Ray, continues to deliver finished projects to our customers, it is becoming more essential that we obtain new awards to replace the recently completed work. I am optimistic that as the year progresses, we will start to see J. Ray's backlog build again."

    RESULTS OF OPERATIONS
    2005 First Quarter Compared to 2004 First Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $286.6 million in the 2005 first quarter, compared to $365.8 million a year ago. The year-over-year reduction in revenues resulted primarily from the 2004 completion of several large EPIC projects and decreased fabrication activity on projects in Louisiana, partially offset by a field development project in Australia and a number of marine installation projects in the Middle East and Asia Pacific regions.
    Segment income for the 2005 first quarter was $29.1 million, compared to a segment loss of $3.6 million in the 2004 first quarter. Major items contributing operating income to the 2005 first quarter were change orders, contract close-outs and settlements on projects in the Caspian, Asia Pacific and Middle East regions, increased international marine operations, increased activity in our Mexican ship repair facility and gains on sales of assets.
    At March 31, 2005, J. Ray's backlog was $1.1 billion, compared to backlog of $1.25 billion and $1.3 billion at December 31, 2004 and March 31, 2004, respectively.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment increased $19.1 million, to $152.6 million in the 2005 first quarter, compared to $133.5 million a year ago. The increase was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. government programs, and increased revenues from commercial nuclear environmental services and other commercial work, including increased uranium downblending.
    Segment income increased $4.3 million, to $24.0 million, compared to the 2004 first quarter, primarily due to higher volume and margins from the manufacture of nuclear components for certain U.S. government programs, timing on the recognition of equity in income from investees and increased commercial activity. These improvements were partially offset by the previously announced corporate allocation of $5.3 million related to qualified pension expense, which in prior years resided in the corporate segment.
    At March 31, 2005, BWXT's backlog was $1.7 billion, essentially equivalent to the backlog at both December 31, 2004 and March 31, 2004.

    Corporate

    Unallocated corporate expenses were $12.6 million in the 2005 first quarter, a decrease of $5.7 million compared to the 2004 first quarter. The decrease was primarily due to a reduction in qualified corporate pension expense during the first quarter of 2005, partially offset by increased expenses associated with McDermott's captive insurance program.

    Other Income and Expense

    The Company's other expense for the first quarter of 2005 was $3.5 million, compared to other expense of $3.9 million in the first quarter of 2004, which included net interest expense of $6.8 million and $7.5 million in the respective quarters.
    During the 2005 first quarter, revaluation of certain components of the estimated settlement cost related to the B&W Chapter 11 proceedings generated a reduction in the estimated cost of the settlement to $139.3 million, resulting in the recognition of other pretax income of $0.5 million ($0.6 million after tax). The decrease in the first quarter 2005 estimated settlement cost is due primarily to a reduction in the fair market value of the promissory notes to be issued as a result of increased prevailing interest rates, partially offset by an increase in the closing price of McDermott's common stock from $18.36 per share at December 31, 2004 to $18.93 per share at March 31, 2005. In the first quarter of 2004, the revaluation of the estimated B&W settlement cost resulted in the recognition of other pretax income of $2.4 million ($2.7 million after tax). As discussed in the Company's annual report on Form 10-K for the year ended December 31, 2004, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $344.7 million in the first quarter of 2005, a decrease of $32.4 million compared to the first quarter of 2004. B&W's net income for the 2005 first quarter was $12.7 million, compared to $24.2 million in the corresponding period in 2004.

    LIQUIDITY

    At March 31, 2005, McDermott's consolidated unrestricted cash balance was $324 million, with J. Ray representing approximately $201 million of this total. In addition, McDermott's consolidated restricted cash balance was $168 million at March 31, 2005, with J. Ray representing $139 million of the consolidated amount. As of March 31, 2005, approximately $44 million of J. Ray's restricted cash was available for use on capital expenditures, in accordance with the indenture relating to J. Ray's senior secured notes issued in December 2003.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to the proposed settlement of the B&W Chapter 11 proceedings, the Company's ability to continue delivering finished projects and optimism regarding the building of J. Ray's backlog. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that the B&W Chapter 11 settlement may not be finalized on the terms we have described, negative developments in the industries in which McDermott operates, credit risks and J. Ray's ability to procure favorable contracts. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.

    Conference Call to Discuss 2005 First Quarter Earnings Release

    Date: Tuesday, May 10, 2005, at 10:00 a.m. EST (9:00 a.m. CST) Live Webcast: Investor Relations section of website at
www.mcdermott.com
    Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                             Three Months Ended
                                                  March 31,
                                            2005           2004
                                            ----           ----
                                                 (Unaudited)
                                               (In thousands,
                                          except per share amounts)

Revenues                                     $439,115       $499,334
---------------------------------------------------------------------

Costs and Expenses:
  Cost of operations                          363,032        465,568
  Selling, general and administrative
   expenses                                    45,278         43,592
---------------------------------------------------------------------

                                              408,310        509,160
---------------------------------------------------------------------

Equity in Income of Investees                   9,871          7,743
---------------------------------------------------------------------

Operating Income (Loss)                        40,676         (2,083)
---------------------------------------------------------------------

Other Income (Expense):
  Interest income                               2,914            948
  Interest expense                             (9,696)        (8,471)
  Reduction in estimated cost of The
   Babcock & Wilcox Company bankruptcy
   settlement                                     468          2,411
  Other-net                                     2,770          1,203
---------------------------------------------------------------------

  Total Other Income (Expense)                 (3,544)        (3,909)
---------------------------------------------------------------------

Income (Loss) before Provision for
 Income Taxes                                  37,132         (5,992)

Provision for Income Taxes                     14,696          4,875
---------------------------------------------------------------------

Net Income (Loss)                             $22,436       $(10,867)
---------------------------------------------------------------------

Earnings (Loss) per Common Share:
  Basic                                         $0.34         $(0.17)
  Diluted                                       $0.32         $(0.17)
---------------------------------------------------------------------

Weighted Average Shares
  Basic                                    66,774,239     65,272,103
  Diluted                                  70,814,225     65,272,103
---------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                                              Three Months Ended
                                                  March 31,
                                            2005           2004
                                            ----           ----
                                          (Unaudited; in thousands)

REVENUES
    Marine Construction Services             $286,603       $365,808
    Government Operations                     152,593        133,529
    Adjustments and Eliminations                  (81)            (3)
    -----------------------------------------------------------------
      TOTAL                                  $439,115       $499,334
    -----------------------------------------------------------------

SEGMENT INCOME (LOSS)
    Marine Construction Services              $29,081        $(3,601)
    Government Operations                      24,041         19,709
    Power Generation Systems                      123            111
    -----------------------------------------------------------------
                                               53,245         16,219
    Corporate                                 (12,569)       (18,302)
    -----------------------------------------------------------------
      TOTAL                                   $40,676        $(2,083)
    -----------------------------------------------------------------

EQUITY IN INCOME FROM INVESTEES (1)
    Marine Construction Services                 $(94)        $1,163
    Government Operations                       9,623          6,247
    Power Generation Systems                      342            333
    -----------------------------------------------------------------
      TOTAL                                    $9,871         $7,743
    -----------------------------------------------------------------

DEPRECIATION & AMORTIZATION (1)
    Marine Construction Services               $6,715         $5,210
    Government Operations                       3,148          3,091
    Corporate                                     656            625
    -----------------------------------------------------------------
      TOTAL                                   $10,519         $8,926
    -----------------------------------------------------------------

CAPITAL EXPENDITURES
    Marine Construction Services              $12,330         $1,749
    Government Operations                       5,353          1,906
    Power Generation Systems                        -              -
    Corporate                                      21              -
    -----------------------------------------------------------------
      TOTAL                                   $17,704         $3,655
    -----------------------------------------------------------------

BACKLOG
    Marine Construction Services           $1,112,316     $1,266,637
    Government Operations                   1,745,182      1,713,984
    -----------------------------------------------------------------
      TOTAL                                $2,857,498     $2,980,621
    -----------------------------------------------------------------

(1) Included in Segment Operating Income (Loss) above.


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                          March 31,     December 31,
                                            2005           2004
                                            ----           ----
                                         (Unaudited)
                                               (In thousands)
Current Assets:
  Cash and cash equivalents                  $324,329       $259,319
  Restricted cash and cash equivalents         59,815        111,455
  Accounts receivable - trade, net            224,146        226,731
  Accounts receivable from The Babcock &
   Wilcox Company                              10,395          6,121
  Accounts and notes receivable -
   unconsolidated affiliates                   37,939         29,330
  Accounts receivable - other                  40,740         71,522
  Contracts in progress                        81,822         72,355
  Deferred income taxes                        10,480          9,813
  Other current assets                         19,582         13,277
---------------------------------------------------------------------

  Total Current Assets                        809,248        799,923
---------------------------------------------------------------------

Restricted Cash and Cash Equivalents          108,498         66,498
---------------------------------------------------------------------

Property, Plant and Equipment               1,098,080      1,087,314
  Less accumulated depreciation               786,425        780,225
---------------------------------------------------------------------

  Net Property, Plant and Equipment           311,655        307,089
---------------------------------------------------------------------

Investments                                    44,614         41,884
---------------------------------------------------------------------

Goodwill                                       12,926         12,926
---------------------------------------------------------------------

Other Assets                                  162,903        158,612
---------------------------------------------------------------------

  TOTAL                                    $1,449,844     $1,386,932
---------------------------------------------------------------------

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                            March 31,     December 31,
                                               2005           2004
                                               ----           ----
                                           (Unaudited)
                                                 (In thousands)
Current Liabilities:
  Notes payable and current maturities
   of long-term debt                          $14,250        $12,009
  Accounts payable                            129,256        114,235
  Accounts payable to The Babcock &
   Wilcox Company                              59,747         55,180
  Accrued employee benefits                    52,877         79,362
  Accrued liabilities - other                 156,622        163,649
  Accrued contract cost                        78,347         81,591
  Advance billings on contracts               267,256        217,053
  U.S. and foreign income taxes payable        17,157         18,612
----------------------------------------------------------------------
     Total Current Liabilities                775,512        741,691
----------------------------------------------------------------------
Long-Term Debt                                261,315        268,011
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                    26,440         26,315
----------------------------------------------------------------------
Self-Insurance                                 64,582         61,715
----------------------------------------------------------------------
Pension Liability                             215,921        328,852
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                111,635        112,103
----------------------------------------------------------------------
Deferred Liability Associated with Babcock
 & Wilcox Company Pension Plan Spin-Off       117,079              -
----------------------------------------------------------------------
Other Liabilities                             109,411        109,688
----------------------------------------------------------------------

Commitments and Contingencies.

Stockholders' Deficit:
  Common stock, par value $1.00 per
   share, authorized 150,000,000 shares;
   issued 70,287,108 at March 31, 2005
   and 69,560,726 at December 31, 2004         70,287         69,561
  Capital in excess of par value            1,129,147      1,122,055
  Accumulated deficit                      (1,038,472)    (1,060,908)
  Treasury stock at cost, 2,320,170
   shares at March 31, 2005 and
   2,341,902 at December 31, 2004             (64,025)       (64,625)
  Accumulated other comprehensive loss       (328,988)      (327,526)
----------------------------------------------------------------------
     Total Stockholders' Deficit             (232,051)      (261,443)
----------------------------------------------------------------------
     TOTAL                                 $1,449,844     $1,386,932
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Three Months Ended
                                                     March 31,
                                               2005            2004
                                               ----            ----
                                                   (Unaudited)
                                                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                             $22,436       $(10,867)
----------------------------------------------------------------------
Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
  Depreciation and amortization                10,519          8,926
  Income or loss of investees, less
   dividends                                   (4,612)        (3,873)
  Gain on asset disposals and
   impairments - net                           (2,296)          (641)
  Provision for (benefit from) deferred
   taxes                                          257         (1,205)
  Reduction in estimated cost of The
   Babcock & Wilcox Company bankruptcy
   settlement                                    (468)        (2,411)
  Other                                         3,367           (198)
  Changes in assets and liabilities,
   net of effects of acquisitions
   and divestitures:
     Accounts receivable                       18,029         (1,887)
     Net contracts in progress and
      advance billings                         40,719        (35,903)
     Accounts payable                          19,590         34,712
     Accrued and other current
      liabilities                              (9,689)       (28,998)
     Accrued employee benefits                (26,478)       (13,501)
     Pension liability                          4,148         12,931
     Other - net                               (3,435)         5,508
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES                          72,087        (37,407)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                    9,640         19,016
Purchases of property, plant and
 equipment                                    (17,704)        (3,655)
Purchases of available-for-sale
 securities                                   (69,960)       (14,966)
Sales of available-for-sale securities              -          3,730
Maturities of available-for-sale
 securities                                    62,797         11,315
Proceeds from asset disposals                   6,106          1,923
Other                                               -             (1)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                          (9,121)        17,362
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                      (1,500)             -
Decrease in short-term borrowing                    -        (22,600)
Issuance of common stock                        1,935            200
Debt issuance costs                               926              -
Other                                             727           (534)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                           2,088        (22,934)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH          (44)            10
----------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                              65,010        (42,969)
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                    259,319        174,790
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                      $324,329       $131,821
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)         $2,991         $1,969
  Income taxes - net                          $17,959        $12,851
----------------------------------------------------------------------




    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com